Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TILT Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value	457(h)	11,893,786	(2)	$0.57	(3)	$6,779,458.02	0.0000927	$628.46
Equity	Common shares, without par value	457(c) and 457(h)	2,324,864	(4)	$0.1946	(5)	$452,418.53	0.0000927	$41.94
Equity	Common shares, without par value	457(c) and 457(h)	10,952,198	(6)	$0.1946	(5)	$2,131,297.73	0.0000927	$197.57
Equity	Common shares, without par value	457(c) and 457(h)	34,829,152	(7)	$0.1946	(5)	$6,777,752.98	0.0000927	$628.29
Total Offering Amounts							$16,140,927.26		$1,496.26
Total Fee Offsets (8)									-
Net Fee Due									$1,496.26

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, without par value (the “Common Shares”) of TILT Holdings Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2018 Stock and Incentive Plan (the “Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Shares, as applicable.

(2)	Represents Common Shares issuable as of the date of this Registration Statement upon exercise of stock options granted pursuant to the Plan.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $0.57 per Common Share for outstanding stock options.

(4)	Represents Common Shares issuable as of the date of this Registration Statement upon the vesting of restricted stock units granted under the Plan.

(5)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of an assumed price of $0.1946 per Common Share, which is the average of the high and low prices of the Registrant’s Common Shares as quoted on the OTCQX on July 21, 2022, which date is within five business days prior to filing this Registration Statement.

(6)	Represents the total Common Shares issuable as of the date of this Registration Statement upon the vesting of performance stock units granted under the Plan.

(7)	Represents the total Common Shares available for future issuance under the Plan as of the date of this Registration Statement.

(8)	The Registrant does not have any fee offsets.